Exhibit 99.1

Contact: Elizabeth Goode
Director, Corporate Development	3D Systems Corporation
Phone: (661) 295-5600 ext 2632	26081 Avenue Hall
Fax: (661) 554-0109	Valencia, CA 91355
Email: GoodeE@3dsystems.com	www.3dsystems.com

PRESS RELEASE

3D Systems Announces Net Income of $0.05 per Share for the First Quarter of 2005

VALENCIA, California, May 5, 2005:   3D Systems Corporation (Nasdaq: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced today that its trend of improving financial results had continued in the first quarter of 2005. The company reported:

•       $30.4 million of revenue for the first quarter of 2005, a 3% increase over the prior-year period;

•       $1.6 million of operating income for the 2005 quarter, reversing a $1.2 million loss in the corresponding 2004 quarter; and

•       $0.8 million of net income available to common stockholders for the quarter, resulting in $0.05 per share of fully diluted earnings available to common stockholders, reversing a $0.19 per share loss in the 2004 period.

“While revenue growth in the first quarter of 2005 was modest, it reflects positive underlying trends and successful early results from several fundamental changes in our business model that we implemented during the course of 2004,” said Abe Reichental, 3D Systems’ president and chief executive officer.

“These include our efforts to accelerate product mix changes from our aging, large-frame systems and materials to new 3-D printing and rapid manufacturing solutions, our initiatives to increase recurring revenue from materials, composites and services, the restructuring of our U.S. sales organization and our decision to discontinue quarter-end discounts,” continued Reichental.

“Sales of new products, which include the increasing revenue contributions of our InVision™ 3-D printers, grew to 20% of total revenue in the quarter while revenue from our older products and in particular our mature equipment models declined by 7% compared to the first quarter of 2004,” continued Reichental. “Late in this year’s first quarter, we experienced a resurgence of efforts by customers to place deeply discounted orders, a trend that was present in early 2004 but absent during the fourth quarter of 2004. Consistent with our earlier decision to discontinue quarter-end, deep discounting of systems, we rejected these efforts, which would have done little to improve our profitability. We believe that our resolve may have resulted in foregone revenue in the first quarter in excess of $2.5 million.

“At the same time, recurring revenue from materials and composites increased 16% in the quarter, and service revenue increased 4% in the quarter. The combination and timing of these underlying positive trends underscore the ongoing dramatic transformation in our business model and mix. Without the favorable effect of foreign currency translation, revenue would have increased 1% for the first quarter of 2005.

Revenue By Class of Product and Service
($ Millions)

	First Quarter		%
	2005	2004	Change
Systems and other products	$10.2	$11.0	(8)%
Materials	$10.1	$8.7	16%
Services	$10.2	$9.8	4%
Total	$30.4	$29.5	3%

“Although we were not satisfied with our rate of revenue growth in the first quarter, we were very pleased with the accelerating growth from our new products and, in particular, the significant growth from new materials and composites. This favorable trend is consistent with our long-term strategy of having these products constitute an increasing share of our total revenue. We were also gratified by the continuing improvement in the company’s profitability,” continued Reichental.

Operating Highlights
($ Millions, except per share amounts)

	First Quarter		%
	2005	2004	Change
Revenue	$30.4	$29.5	3%
Gross profit	$13.0	$12.0	8%
% of Revenue	43%	41%
Operating expenses	$11.4	$13.3	(14)%
% of Revenue	37%	45%
Operating income	$1.6	$(1.2)	N/A
% of Revenue	5%	(4)%
Net income (loss) to common stockholders	$0.8	$(2.5)	N/A
% of Revenue	3%	(8)%
Diluted income (loss) per share to common stockholders	$0.05	$(0.19)	N/A
Depreciation and amortization	$1.5	$1.7
% of Revenue	5%	6%	(9)%

Revenue in the U.S. increased 6% in the first quarter of 2005 due to higher unit volume as the company began to realize benefits of the restructuring and realignment of its U.S. sales organization that it carried out during 2004. Revenue from European operations decreased by $0.8 million or 7% reflecting a return to historical first-quarter seasonal weakness, which was absent in the 2004 quarter. Revenue from Asia-Pacific operations increased 22% with strong growth from all product and service categories.

Cost of sales was essentially flat in the first quarter of 2005 compared to the 2004 period as a modest decrease in cost of product sales was offset by a modest increase in cost of services. Gross profit increased 8% and gross profit margin increased to 43% of total revenue in the 2005 quarter compared to 41% of total revenue in the 2004 quarter.

Gross Profit Margins
($ Millions)

	First Quarter		%
	2005	2004	Change
Products	$9.9	$8.8
% Revenue	49%	45%	13%
Services	$3.1	$3.2
% Revenue	30%	33%	(5)%
Total	$13.0	12.0
% Revenue	43%	41%	8%

The increase in gross profit margin for products arose from higher unit volumes and from lower product cost of sales as the company began to realize the benefit of the outsourcing activities that it began in the latter part of 2004. The decrease in service profit margin reflected added provisions for excess and obsolete service-related inventories.

Operating expenses continued to decline in the first quarter of 2005 compared to the 2004 quarter. Total operating costs declined to 37% of total revenue in the first quarter of 2005 compared to 45% of total revenue in the 2004 quarter.

Selling, general and administrative expenses declined by $2.1 million, primarily due to lower legal costs related to the absence in the 2005 period of legacy issues that were resolved in 2004 and lower selling expenses. SG&A cost reductions also included lower bad debt expense and other operating cost reductions that were partially offset by higher consulting expenses and professional fees related to compliance with the Sarbanes-Oxley Act’s internal control requirements and by the company’s $0.1 million contribution to its fund-raising campaign for several designated tsunami relief organizations.

Strategic and tactical R&D expenditures increased to $2.7 million in the first quarter of 2005 from $2.5 million in the 2004 quarter.

“We continue to be extremely pleased with the significant improvement in our profitability,” said Reichental. “We recognize the importance of continuing to work to improve our top-line growth with an unwavering commitment to R&D so that we can accelerate the development and introduction of significant new products.

“We are continuing to focus on broadening our product portfolio consistent with our key initiatives to grow our rapid manufacturing and 3-D printing base,” continued Reichental. “At the beginning of the second quarter, we announced the introduction of our Sinterstation® Pro SLS® systems, an advanced new line of automated selective laser sintering manufacturing systems that we expect to begin shipping in the current quarter.

“We also recently announced the availability of two new SLS® materials: DuraForm® Flex Plastic, a new rubber-like, tear-resistant, flexible plastic, and DuraForm® AF Plastic, a new cast-aluminum-like engineered composite for use in our selective laser sintering systems.

“During the first quarter, we announced the appointment of Cary Love as Vice President, Global 3-D Printing. Cary brings to the company years of related channel sales and marketing experience from Xerox that we expect will benefit our 3-D printing channel development and expansion plans. A few weeks ago, we also announced our plans to introduce later this year the InVision™ LD 3-D Printer, an affordable desk-top 3-D printer. We believe that the addition of this printer would nicely complement our growing family of InVision™ 3-D Printers.

“We were pleased with the continuing improvement in our balance-sheet management during the first quarter of 2005. Our net working capital rose by $1.9 million to $30.2 million while we reduced inventories and trade receivables, and our cash balance increased by $0.2 million,” concluded Reichental.

3D Systems will discuss its operating results for the first quarter of 2005 on a conference call and audio web cast to be held at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today. Details are set forth below.

First-quarter business highlights:

During the first quarter, 3D Systems:

•       Completed a company-wide campaign for tsunami relief foundations that raised over $0.1 million.

•       Announced the appointment of Cary Love as Vice President, Global 3-D Printing.

•       Introduced Sinterstation® Pro SLS® systems, an advanced new line of automated selective laser sintering manufacturing systems.

•       Announced the availability of DuraForm® Flex Plastic, a new, rubber-like, tear-resistant, flexible plastic for use in its selective laser sintering systems.

•       Announced plans to introduce the InVision™ LD 3-D Printer, an affordable desk-top 3-D printer, subject to the completion of an OEM supply agreement.

•       Introduced DuraForm® AF Plastic, a new cast-aluminum-like engineered composite for use in its SLS® systems.

•       Introduced the ProCure™ system, a new part-curing system for use with its SLA® systems.

3D Systems’ complete suite of customer solutions includes:

•       3-D Printing systems, which accept digital three-dimensional data, including CAD data, convert the digital file one horizontal slice at a time, and either jet hot-melted plastic material or laminate sheets of engineered plastic material in an additive layer-by-layer build-up to create a solid part. 3-D Printers enable designers, engineers, architects and marketers to communicate their concepts frequently and substantially reduce the time it takes to bring new products to market.

•       Stereolithography or SLA® systems, which convert proprietary plastic materials and composites into solid cross-sections, layer by layer, until the desired parts are built. SLA® systems are capable of making multiple parts of different geometries and shapes at the same time and are designed to produce prototypes, patterns or end-use parts that have a wide range of sizes and shapes.

•       Selective Laser Sintering or SLS® systems, which use heat to melt and fuse, or “sinter”, powdered materials into solid cross-sections, layer by layer, until the desired parts are complete. SLS® systems can create parts from a variety of plastic and metal materials and composites and are capable of processing multiple parts within the same build cycle.

•       Engineered materials and composites that the company blends and markets under a variety of brand names for use in all of its systems to produce high-quality models, prototypes and parts. Stereolithography materials are marketed under the Accura® brand, selective laser sintering materials under the DuraForm® brand, and 3-D printing materials under the VisiJet® brand. The company also distributes additional materials and composites that are manufactured by DSM Somos® and Dreve in order to enhance the portfolio of solutions available from the company.

•       Software for proprietary part preparation for use on personal computers and engineering workstations. These proprietary software packages generate the information required by the company’s SLS®, SLA® and 3-D printing systems to create three-dimensional models and parts.

•       Services that the company provides include a suite of comprehensive customer services and local field support that are provided on a worldwide basis for all of the company’s systems. Such services and support include extended system warranties, an extensive menu of annual service agreement options, and a wide variety of software and hardware upgrades and performance enhancement packages for legacy systems.

Broad Applications and End-Uses:

•       3-D Printing system solutions are used for concept-modeling and three-dimensional printing applications. 3-D printed parts are used primarily for visualizing and communicating mechanical design applications. They are also used for other applications including supply-chain management, architecture, art, surgical modeling, marketing and entertainment.

•       Rapid prototyping system solutions are used for rapid prototyping applications, including the generation of product concept models, functional prototypes and master-casting and tooling patterns that are often used as an efficient, cost-effective means of evaluating product designs.

•       Rapid manufacturing system solutions are used for rapid manufacturing applications to manufacture end-use parts, jigs, fixtures, tools and patterns directly from a digital image. The company’s rapid manufacturing customers produce end-use parts without the need for expensive tooling or molds and without lengthy set-ups, resulting in significant savings, flexibility and mass customization capabilities.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio webcast to discuss its first-quarter 2005 financial results today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).

•       To access the Conference Call, dial 877-791-4796 (or 706-679-6014 from outside the United States). A recording will be available two hours after completion of the call for seven days. To access the recording, dial 800-642-1687 (or 706-645-9291 from outside the United States) and enter 5672259, the conference call ID number.

•       To access the audio webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the webcast is provided on the home page of the website. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The webcast will be available for replay at: http://www.3dsystems.com/company/investor/index.asp.

Forward-Looking Statements

Certain statements made in this release are forward-looking statements. These statements include comments as to the company’s beliefs and expectations as to future events and trends affecting its business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of financial condition and results of operations, which appear in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as to produce functional end-use parts: Transform your products.

More information on the Company is available at www.3dsystems.com, or by phoning 888-337-9786, ext. 2882 (or 661-295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2005 and March 31, 2004
(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)
Revenue:
Products	$20,246	$19,729
Services	10,186	9,786
Total revenue	30,432	29,515
Cost of sales:
Products	10,298	10,907
Services	7,129	6,574
Total cost of sales	17,427	17,481
Gross profit	13,005	12,034
Operating expenses:
Selling, general and administrative	8,696	10,761
Research and development	2,675	2,497
Total operating expenses	11,371	13,258
Income (loss) from operations	1,634	(1,224)
Interest and other expense, net	345	467
Income (loss) before provision for income taxes	1,289	(1,691)
Provision for income taxes	94	482
Net income (loss)	1,195	(2,173)
Preferred stock dividends	412	329
Net income (loss) available to common stockholders	$783	$(2,502)
Shares used to calculate basic net income (loss) available to common stockholders per share(1)	14,575	12,955
Basic net income (loss) available to common stockholders per share(1)	$0.05	$(0.19)
Shares used to calculate fully diluted net income (loss) available to common stockholders per share(1)	15,813	12,955
Diluted net income (loss) available to common stockholders per share(1)	$0.05	$(0.19)

(1)          See Schedule 1 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
March 31, 2005 and December 31, 2004
(in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)	(2)
ASSETS
Current assets:
Cash and cash equivalents	$26,507	$26,276
Accounts receivable, net	19,871	22,209
Inventories, net	8,505	9,512
Prepaid expenses and other current assets	7,735	5,507
Total current assets	62,618	63,504
Property and equipment, net	9,737	9,500
Goodwill	44,978	45,135
Intangible assets, net	10,247	10,808
Restricted cash	1,200	1,200
Other assets, net	1,423	1,349
	$130,203	$131,496
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$190	$180
Accounts payable	6,848	6,937
Accrued liabilities	10,570	13,447
Customer deposits	793	819
Deferred revenue	13,991	13,797
Total current liabilities	32,392	35,180
Long-term debt, less current portion	3,645	3,745
Convertible subordinated debentures	22,604	22,704
Other liabilities	1,457	1,607
Total liabilities	60,098	63,236
Series B convertible redeemable preferred stock	15,195	15,196
Stockholders’ equity:
Common stock, authorized 25,000 shares, issued and outstanding 14,656 (2005) and 14,490 (2004)	15	14
Additional paid-in capital	99,714	97,859
Deferred compensation	(949)	(45)
Treasury stock, at cost	(68)	(68)
Accumulated deficit in earnings	(43,686)	(44,881)
Accumulated other comprehensive income (loss)	(116)	185
Total stockholders’ equity	54,910	53,064
	$130,203	$131,496

(2)          The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but omits certain of the information required by generally accepted accounting principles for complete financial statements.

3D SYSTEMS CORPORATION
Condensed Consolidated Statement of Cash Flows
Three Months Ended March 31, 2005 and March 31, 2004
(in thousands)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$1,195	$(2,173)
Adjustments to reconcile net income (loss) to net cash used in operating activities :
Depreciation and amortization	1,549	1,711
Bad debt provision (benefit)	(39)	117
Stock-based compensation expense	75	408
Payment of interest on employee’s note with stock	—	(4)
Loss on disposition of property and equipment	1	39
Changes in operating accounts:
Accounts receivable	1,754	2,939
Inventories, net	556	(999)
Prepaid expenses and other current assets	(2,193)	291
Other assets	(105)	(137)
Accounts payable	(40)	704
Accrued liabilities	(2,818)	(3,543)
Customer deposits	(26)	165
Deferred revenue	494	214
Other liabilities	(91)	(508)
Net cash provided by (used in) operating activities	312	(776)
Cash flows from investing activities:
Purchase of property and equipment	(764)	(183)
Additions to licenses and patents	(132)	(93)
Software development costs	(222)	(62)
Net cash used in investing activities	(1,118)	(338)
Cash flows from financing activities:
Stock option, stock purchase plan and restricted stock proceeds	1,115	1,054
Repayment of long-term debt	(90)	(80)
Payments under obligation to former RPC stockholders	(219)	(191)
Payment of accrued liquidated damages	(36)	—
Stock registration costs	—	(392)
Net cash provided by financing activities	770	391
Effect of exchange rate changes on cash	267	(367)
Net increase (decrease) in cash and cash equivalents	231	(1,090)
Cash and cash equivalents at the beginning of the period	22,276	23,954
Cash and cash equivalents at the end of the period	$22,507	$22,864
Selected Supplemental Cash Flow Information:
Interest payments	$61	$11
Income tax payments	602	898
Non-cash items:
Conversion of 6% convertible subordinated debentures	$100	$—
Conversion of convertible preferred stock	26	—
Accrued dividends on preferred stock	387	329
Accrued liquidated damages	—	257
Receipt of treasury stock to settle employee note receivable	—	19
Transfer of equipment from inventory to property and equipment, net	545	566
Transfer of equipment to inventory from property and equipment, net	307	381

Schedule 1

The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) available to common stockholders per share computations:

	Three Months Ended
	March 31, 2005	March 31, 2004
	(Unaudited)
Basic net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$783	$(2,502)
Denominator:
Weighted average common shares outstanding	14,575	12,955
Basic net income (loss) available to common stockholders, per share	$0.05	$(0.19)
Diluted net income (loss) available to common stockholders per share:
Numerator:
Net income (loss) available to common stockholders	$783	$(2,502)
Add: Preferred stock dividend	—	—
Add: Interest on 6% convertible subordinated debentures	—	—
Add: Interest on 7% convertible subordinated debentures(a)	—	—
Diluted net income (loss) available to common stockholders, per share	$783	$(2,502)
Denominator:
Weighted average common shares outstanding	14,575	12,955
Add: Effect of assumed exercise of options	1,238	—
Add: Effect of assumed conversion of 6% subordinated convertible debentures	—	—
Add: Effect of assumed conversion of 7% subordinated convertible debentures(a)	—	—
Add: Effect of assumed conversion of preferred stock	—	—
Diluted weighted average common shares outstanding	15,813	12,955
Diluted net income (loss) per common share	$0.05	$(0.19)

(a)           All outstanding 7% convertible subordinated debentures had been coverted into Common Stock as of December 31, 2004.

For the three months ended March 31, 2005, shares of common stock issuable upon the conversion of outstanding convertible preferred stock and convertible debt were excluded from the calculation of diluted net income per share because their effects would have been anti-dilutive; that is, they would have increased net income per share. Weighted average shares outstanding used to calculate diluted net income per share include the effect of the assumed exercise of 2,294 outstanding in-the-money stock options which, pursuant to the treasury-stock method, would have resulted in the inclusion of 1,238 diluted shares of common stock. At March 31, 2005, there were 4,887 potentially dilutive securities that were not included in the diluted calculation comprised of 50 out-of-the-money stock options, 2,617 shares issuable upon conversion of preferred stock and 2,220 shares issuable upon conversion of the 6% convertible subordinated debentures.

For the three months ended March 31, 2004, shares of common stock issuable upon the conversion of convertible preferred stock, convertible debt and the exercise of stock options were excluded from the calculation of diluted net loss per share because their effects would have been anti-dilutive; that is, they would have reduced net loss per share.